Exhibit 99.2

ICU Medical, Inc (ICUI) CEO Vivek Jain on Q3 2019 Results - Earnings Call Transcript

Nov. 11, 2019 8:48 PM ET | About: ICU Medical, Inc. (ICUI)

ICU Medical, Inc (NASDAQ:ICUI) Q3 2019 Earnings Conference Call November 11, 2019 4:30 PM ET
Company Participants
John Mills - Partner, ICR, Inc
Vivek Jain - Chairman and Chief Executive Officer
Scott Lamb - Chief Financial Officer and Treasurer
Conference Call Participants
Jayson Bedford - Raymond James Financial Inc.
Pete Lucas - CJS Securities
Matthew Mishan - KeyBanc Capital Markets
Operator
Ladies and gentlemen, thank you for standing by. And welcome to Q3 2019 ICU Medical Inc Earnings Conference Call. At this time, all participants are in a listen only mode. [Operator Instructions] As a reminder, this conference call is being recorded.
I would now like to hand the call over to Mr. John Mills with ICR. Thank you. Please go ahead.
John Mills
Thank you. Good afternoon, everyone. Thank you for joining us today to discuss the ICU Medical financial results for the third quarter of 2019. On the call today representing ICU Medical is Vivek Jain, Chief Executive Officer and Chairman; and Scott Lamb, Chief Financial Officer.
We wanted to let everyone know that we have a presentation accompanying today's prepared remarks. And to view the presentation, please go to the investor page at icumed.com and click on the events calendar. It will be under the third quarter 2019 events. Before we started our prepared remarks, I want to touch upon any forward looking statements made during the call, including beliefs and expectations about the company's future results. Please be aware they're based on the best available information to management and assumptions that are reasonable. Such statements are not intended to be a representation of future results, and are subject to risks and uncertainties. Future results may differ materially from management's current expectations. We refer all of you to the company's SEC filings for more detailed information on the risk and uncertainties that have a direct bearing on operating results and financial position.
Please note that during today's call, we will also discuss non-GAAP financial measures, including results on an adjusted basis. We believe these financial measures can facilitate a more complete analysis and greater transparency in ICU Medicals ongoing results of operations, particularly when comparing underlying results from period to period. We've also included a reconciliation of these non-GAAP measures in today's release and provided as much detail as possible on any addendums that are added back. And with that, it is my pleasure to turn the call over to Vivek.
Vivek Jain
Thanks John. Good afternoon, everybody. The third quarter of fiscal 2019 showed commercial stability with revenue improvement in our most valuable product line and allowed us to hold firm on our view of profitability in the near term. We showed cost improvements on the P&L from TSA savings and operating efficiencies and our actual cash restructuring expenses have begun to come down. We were also able to deploy modest amount of capital into the Pursuit acquisition that we will further describe. We had a number of important customer wins during the quarter and are executing well with high service levels to our customers.
Our time was equally split on external commercial activities and internally on the work to mitigate the operational slowdown in IV solutions which we started in the summer and described on the last call.

On today's call, we want to first comment on Q3 results and discuss our current view of the business and the recent performance trends. Second, provide an update of the actions we've been taking given the market dynamics and their impact. Third, mention a few quality and housekeeping items and lastly, outline the criteria we are judging ourselves by and near-term goal and how they fit with the longer-term positioning of the company and the opportunity for value creation.
Q3 was a reasonably clean quarter after our difficult Q2 commentary. The company is operationally running well. The competitive environment seems to have stabilized a bit. And we've been catching up on lingering production issues. The income statement was straightforward with a sequential increase in our consumables revenues and stability in other line that allowed us to deliver EBITDA down the middle of our revised guidance provided during the last call.
We finished the quarter with $291 million in adjusted revenue. Adjusted EBITDA came in at $63 million; adjusted EPS came in at $1.65 and cash was $337 million. Adjustment revenue was down 3% quarter-over-quarter on a constant currency basis due largely to the IV solution segment. There were no unusual charges, restructuring and integration charges were down to $8 million and we added cash to our balance sheet before the Pursuit acquisition.
Let's start with infusion consumables which are our largest business and try to go into a bit more detail than on previous call. The consumables had revenues of a $120 million in Q3 2019 which implied a 3% increase year-over-year adjusted and 2% growth on a reported basis. US volumes were okay not great and we did have a number of important customer wins that have slowly started to implement. We know it has been an hour and our investors' minds why is this segment slowed down versus historical periods. And at the same time, we've been saying for the last few calls that there hasn't been major customer churn, volumes are okay. We had some wins et cetera.
To go into a bit more detail, over the last three or four quarters, we've been dealing with a number of items and hopefully most of these are in the rearview mirror. Starting just about a year ago, we cut over IT systems and that did have an impact in Q4 of 2018. And a portion of the first half of 2019. That is behind us now. We also were capacity constrained in our oncology products and could not serve the full market demand. It's still a bit slow but that also is getting behind us now. Lastly, we had some unique sub category dynamics outside of the normal horse trading of the competitive environment. As we mentioned on the last call, we went backwards on our OEM orders for our swab cap products.
And we also faced competitive pressure from external innovation in certain of our dialysis product lines. The OEM situation will normalize over time and we felt we had to address the challenge on external innovation via the acquisition of Pursuit Vascular. It was a situation we have been tracking for years and the time and circumstance just made it actionable now. We recognize it is a bit different from our historical transactions from a value perspective, but we felt if we were going to take a bit of risk anywhere it would be in our consumable segment.
So what did we like about Pursuit Vascular? First, we felt there was a straightforward acquisition. A small number of product SKUs with consumables manufacturing that we deeply understand. Second, aside from the cannibalization factor, it gave us what we thought was the best product in a globally growing market category. Third, we liked the clinical positioning. They underwrote a number of solid studies that showed strong clinical superiority and allowed them to get important label claims that really require a lot of time and investment to receive and we had some familiarity with this topic from previous experiences.
Lastly, we felt that the core technology and as much their know-how could help differentiate our consumables business over time. So that's why we did it. The rest of the segment was pretty much as we expected. This is the segment where we are the most advantage now is a joint entity. We have largely rationalized the product portfolio, brought together the operational efficiencies of the combination. Commercially, we have all the pieces, all the technology, all the scale to compete globally and should be able to offer more value to the customer. Again, there may have been individual puts and takes in the segment, so it may not be a perfectly smooth curve, but we continue to feel positive about this segment into Q4 and beyond.
On Infusion Systems which is the business selling pumps, dedicated sets and software which is important because it's a business that brings a lot of recurring revenues and helps to support our competitiveness in consumables. This segment at $80 million in adjusted revenue which was flat on a constant currency basis and down 2% reported which was in line with our expectations. To give a bit of a longer story on pumps, we have a few different product categories in which we operate. The vast majority of our product line is our core large Volume Infusion Pumps, LVP for short segment here and the primary product line is called the Plum LVP pump.
This is a product that the old ICU Medical pre deal was deeply dependent on and that had lost significant ground in the US market since 2010. For the first time in many years, we can say that our US installed base actually was larger at the end of Q3 versus the end of the prior year. Now this is not a big amount, but it validates our comments on saying we felt we had stabilized the Plum and installed basic pumps. And while we know there are still may be historical losses that have not yet come out of our installed base, we believe we are holding enough competitive winds to offset those and potentially surpass.

We've gotten back to the core marketing message as there have been a number of independent clinical reviews that had validated the differentiation of the plum. Some of those are around the original core technology benefits and some of those are in the new or differentiators like cybersecurity and connectivity. So that's good for us at the core LVP segment. Our Infusion Systems business is growing; however, we do have some headwinds on the periphery from the non LVP products in this segment such as the dedicated prefilled or empty syringes for the PCA pumps that we get from Pfizer Rocky Mount.
We describe this issue on the last call and it continues to hurt. Pfizer does seem to be making progress on the issue but the challenge has been given the lack of consistent supply, a portion of the installed base has chosen to move away from these products. For us strategically, the plum line drives the majority of value since it's more closely linked to the rest of our businesses. And is very sticky when customers commit and we feel the best we have about it since we bought the business. Growing our pump installed base is a long-term strategic priority, but the short-term practical challenge is we do not realize positive cash flow or earnings in the initial period of pump wins and these non LVP products still generate positive cash flow or earnings.
And we're absorbing those hits on our P&L and we wanted to make that clear to investors. The value creation aspects of real incremental cash flow happens over time, as we improve our installed base and we continue to feel like we are in good dialogue across a number of geographies. Finishing the segment discussion with Infusion Solutions. We had $81 million in adjusted revenue or down 12% year-over-year or up $1 million sequentially. We did see and feel some more stable footing here at these levels. We'll skip the usual solution stump speech for this call and just cut to the chase.
Commercially, we did have some wins that have started to come in to our book. These wins allowed us to handle the change in competitive environment better as we stepped in to defend our market share, and handle the continued erosion of our non-committed business. We continue to believe the quality of our customer book has improved, with us holding the best list of sustainable relationships versus the day we bought the business. And we have survived the bleed out of the majority of the trading oriented business.
Operationally, everything we stated on the last call is happening. We have significant safety stock in place that we now characterize is permanent. We have reduced production, slowed the factory, took extra down days, have stopped taking delivery unnecessary volume from Pfizer et cetera. On the two main items, we described in the last call, the negativity from manufacturing variances and the negativity from supply chain overage costs, we're actively getting after the manufacturing variances and feel good about our ability to run the best production environment we can. The supply chain variances are slower to show improvement. Does it make sense? Even if it helps the P&L to destroy more product as necessary and it will eventually come out of the system. We are still trying to make the best choices with our capital and resources here and it doesn't make sense to put good money after bad for short-term decisions.
Moving on the housekeeping items. In Q3 global fulfillment rates have been very solid to the customer. I would like to thank our teams again even in this reporting quarter with other companies reporting, we've seen the impact that these IT system cut overs can have. While painful and expensive, we did survive our extraction from Pfizer. The only item left is a conversion of the manufacturing site in Austin which is still on schedule to be complete by the next year. Then we're fully stood up and our attention will shift to optimizing what we've done. At some level, we're on a shot clock from Pfizer with a deadline to stand up and we do wonder did we over build a bit relative to if we were starting with a clean sheet of paper.
We do think this is one of our competencies and will address the opportunities as they present themselves over time. From a quality perspective not much really to report as there were no material audits or inspections in Q3. We're still awaiting the next Austin inspection and we're prepared. We did have some disclosures around certain recalls of products made in 2017 and 2018 which were necessary done in the right fashion to communicate to the customer, and to be complying in sync with the regulatory agencies. We wanted to reflect a bit on our previous comments and discuss about how we feel about them today.
We said for many quarters that we felt, we could still create value even in the face of a tougher revenue environment. And we've always said that we believed in our most differentiated businesses of IV Consumables and IV Systems and the attractiveness of the industry structure merited that point of view. Today, we've given the reset in revenues and IV solutions. The first comments still applies but probably to a somewhat lesser degree. We will show again this year our ability to reduce costs and run as efficiently as possible, but it gets harder to have this be a material contribution given the improvements we've already made.
So for us and the criterion lens we're judging ourselves by from this basis has to be the ability to improve our position in the most differentiated businesses and to prove stability in our less differentiated businesses. We've been consistently saying that we've been actively calling on customers and trying to illustrate the value we can add to the system. And the value to the system and having us as a healthy participant. While it's a long journey, we do believe that this message is resonating and we have the right to win across the product lines. Feedback on the products continues to be solid. The products are necessary for the system and have been reliable for many years.

We never assumed it was a straight line up and we cannot flip our behavior into short-term focus even with the recent changes. We'll continue investing in the R&D appropriate capacity expansion into our production network and into commercial resources to serve our customers. In the short term meaning the rest of 2019, we feel solid on our previous guidance for the full fiscal year. In the medium term, we're working through the various puts and takes and we'll provide guidance on our year-end earnings call. We're trying to balance a return to predictability and consumables. The improvement in our LVP category and related investment in manufacturing offsets, against the negativity of the non LVP items and infusion systems. Slowness and realizing some of the supply chain savings and making sure we budget to compete properly in the less differentiated items.
Ultimately, it comes down to growing our differentiated highest margin lines and running ourselves as efficiently as possible over time. We need to continue to be cautious given the environment and what we did to our shareholders and ourselves when we rebased our view on the last call. We know what we put everyone through and we still have a belief that we will absolutely maximize profitability over time to the most sensible level in our business like we always have. We still believe that even with a little less cash, we have a safe and strong balance sheet that can protect shareholder and be deployed for value creation as opportunities emerge.
We have made significant capital investments into our factories and systems over the last two years, and are in the final stages of some major production upgrades with more sterilization vertically integrated across our network. And as a side, we could talk about our ETO exposure, new tooling and an investment mindset for quality and growth. We still believe that categories are deeply valuable with a number of intrinsic value drivers, including high quality or hard to reproduce production assets and sticky product categories, where there is strong differentiation. We have a set of experienced people to do the work and we have a culture of not wasting shareholder resources and respect for our capital.
But even with all of this, the environment is still fluid. Earnings lag revenues in some of our businesses and we do not anyone to get ahead of our actual results because the competitive environment is still hard. As always, I'd like to close with things are moving fast. We're trying to improve the company with urgency. We're trying to take responsible actions and break some of the inertia that many companies in our position face. We have hit some bumps. We've taken action to overcome them and we will emerge stronger.
I really appreciate the effort of all company employees to adapt to move forward and focus on improving results. And our company appreciates the support we've received both from our customers and our shareholders.
With that I'll turn it over to Scott.
Scott Lamb
Thanks Vivek, and good afternoon, everyone. To begin, I'll first walk down the P&L and then talk a little about cash and balance sheet. So our third quarter of 2019 GAAP revenue was $307 million, compared to $327 million, were down 6% from last year, down 5% on constant currency basis. For your reference the 2018 and 2019 adjusted revenue numbers which excluded contract manufacturing sales to Pfizer at cost can be seen on slide 3 of the presentation. Our adjusted revenue for the quarter was $291 million, compared to $305 million last year, down 5% or 3% on constant currency basis.
Infusion Consumables were $120 million, up 2% or 3% on a constant currency basis. IV Solutions which we primarily sell in the US were $81 million, down 12%. Infusion Systems were $80 million, down 2% or flat on a constant currency basis and Critical Care was down $2 million, 21% or 20% on a constant currency basis.
Adjusted diluted earnings per share for the third quarter of 2019 were $1.65 compared to $1.88 for the third quarter last year. Our adjusted earnings per share for was unfavorably impacted by approximately $0.10 related to certain adjustments in connection with the filing of 2018 our tax return. We estimate our GAAP tax rate for the full year to be in the range of 16% to 18% and the non-GAAP rate to be in the range of 20% to 22%.
And finally adjusted EBITDA decreased 8% to $63 million for the third quarter of this year, compared to $68 million last year. Now as you can see from slide 4 of the presentation, our adjusted gross margin for the third quarter was 41% compared to 44% for the third quarter last year. The two largest drivers for the year-over-year decrease were similar to last quarter and included the impact from the ramp down of IV Solutions production and the associated lost overhead absorption, as well as additional supply chain costs related to higher than optimal inventory levels. And as expected year-over-year SG&A decreased approximately $11 million and were 21% of revenues compared to 23% of revenues for the third quarter last year.
The decrease came primarily from TSA savings as a result of separating from Pfizer and standing up the business on our own. And as percent f revenue, R&D expenses were relatively flat year-over-year. Restructuring, strategic transaction and innovation expenses were down to $8 million in the third quarter versus $24 million last year. And this is primarily the system integration cost for our Austin manufacturing facility.

Now moving on to cash and our balance sheet. For the quarter, free cash flow was $26 million as cash increase to $337 million in the quarter. And as expected, net working capital increased slightly in the quarter due to an increase in cash and inventory, offset by a decrease in accounts receivable. And with the closing of the Pursuit Vascular acquisition, we would expect cash at the end of the year to be approximately $275 million.
In the third quarter, we spent $25 million on CapEx, primarily related to general maintenance, system integration, capacity expansion for our consumables business and transferring a portion of our contracted solutions products from Pfizer to our Austin manufacturing facility. And as we said on our last call, we still expect to invest in the business this year similar to what we spent last year or approximately $100 million.
Lastly, I would like to say we're looking forward to working with our new associates at Pursuit Vascular for even greater success and continue to help drive our business forward.
And with that, I'd like to turn the call over for any questions.
Question-and-Answer Session
Operator
[Operator Instructions]
Our first question comes from the line of Jayson Bedford from Raymond James.
Jayson Bedford
Good afternoon. Thanks for taking the question. It's just a few here. Maybe I could start on the gross profit line which came in higher than we expected. And I assume most of it's on the IV Solutions side. You mentioned that results earlier were generally in line with your expectations. Was gross profit or gross margin also in line with your thinking?
Scott Lamb
Yes. Jayson, on the gross margin we expected the second half of the year to be down from the first half of the year. And we expect the fourth quarter to be down from the third quarter.
Vivek Jain
Most of the cost, Jason, gets rolled into the manufacturing cost and so you don't see it right away. So the slowdown was as we talked about before was going to felt largely in the Q4 or maybe a little bit in Q1. I think we said publicly that those were going to be the most painful from a gross margin perspective.
Jayson Bedford
Okay. So maybe just to follow up on that when looking at the $15 million in supply chain cost that you identified last quarter, roughly how much of this did you recognize or incur in 3Q? And is this still $15 million --is it still a good number?
Scott Lamb
It is still a good number as we mentioned earlier on the call, the supply chain costs are going to take a little bit longer to come out of the system than we had originally thought, but we do see a path forward and that's still a good number.
Jayson Bedford
Okay. Just jump into the top line a bit, on consumables, you identified a few headwinds. Is there any way to kind of quantify the impact of those headwinds in the quarter or at least discuss your thoughts in the fourth quarter? What's the right run rate here on consumables?
Vivek Jain
I mean there's been a lot of puts and takes in today. We did a cut over last October between oncology, between SwabCap, between some of these other things. I'd rather say, Jayson, that we just back to normalcy for us are proving that we can grow that business right. We had four years of good growth and it slowed down a bit as we went through this thing. I don't know that we have a magic number that we're targeting. Let us get through Q4 and finish the rest of the stuff and then we'll put it out there for next year.

Jayson Bedford
Okay. On systems and specifically on the PCA pump dynamic. I think last call you mentioned that Pfizer should be running consistently by year end. Is that still the case? Or is that been pushed out a bit?
Vivek Jain
It's gotten better. It has gotten better, but we still were behind for portion of this quarter and so we were paying some accommodation fees and stuff. So it hurts, it hurts us this quarter too. It is getting better. They put up real time and money in it but have been slow.
Jayson Bedford
Okay and I'll take the bait on the ethylene oxide exposure teaser there. Can you just maybe comment on your relative exposure there?
Vivek Jain
Yes. I'm sorry. I went off script there. Almost none. We have less than 4% of our outsource sterilization in ETO. We don't use either Illinois or Georgia. We use the other company and for us that's where a portion of that catbacks we've been putting into the business is gone. And we were vertically integrated in Ensenada. We've doubled down on that. And we put up the capital to vertical integrates on our own sterilization in Costa Rica. So that's sort of something we did right with e-beam right at the offset of these deals. That's not to say we were so smart. We were just already committed to e-beam. And we believed in the integration our self.
Operator
Our next question comes from the line of Larry Solow from CJS Securities.
Pete Lucas
Yes. Hi, actually it's Pete Lucas for Larry. Just a question on the IV therapy market. I think you categorized it is still slow but capacity issues getting behind us. Just wondering looking at, how we should look at sales growth going forward? Is 4% to 6% still attainable as you look out over the next several years or any number or guidance you could give us towards that?
Vivek Jain
Sure. I'm not totally certain. So we think about our businesses, IV Consumables or IV Systems, the hardware business or solutions. I think we were a little bit of different across those lines. I think in consumables, we generally were a positive momentum behind our consumables business for three or four years that slowed down. I think what we are trying to say are we feeling like we're getting back to being consistently positive there.
In solutions, it's been unbelievably negative for the last four quarters with big volatility and the actual amount of sales and I think there we're trying to say we revised guidance in a painful way. I think we still believe the revised numbers we put out there in the summer apply. And we felt like -- we feel okay about that for the current moment. I don't want to add it up to a whole company level; we will do that when we put out guidance properly after what we've been through.
Pete Lucas
No, great, very helpful. And you guys have answered a lot of the questions. Just one big picture question for you. Any update on anything new with regards to Smiths medicals? Some recent articles in the press have suggested they may reconsider a sale or at least willing to entertain talks with potential interested parties. Don't know if there's anything you could add to that.
Vivek Jain
I think we would say we have no comment. And we do not want any of our shareholders to speculate or make assumptions about things happening. We had shareholders who suffered last year's result, and we want to be very transparent about that. So please, no, it's a speculative thing, we have no comment on that situation or any other situation right. We're not going to do that.
Operator
Our last question comes from the line of Matthew Mishan from KeyBanc.
Matthew Mishan

Great and thank you for taking the questions. Congratulations on some stability and a nice work.
Vivek Jain
Have you ever had to say that before? Have you ever said that before to call?
Matthew Mishan
The first one I said congratulations. Going back to Pursuit, this is like the first one you first bolt-on type acquisition you've done in a while. Is there a pipeline of these types of deals that you're potentially looking at? Small strategic technology rises?
Vivek Jain
I don't know that there's a long list. There's a very few number of those types of things out there. Yes, I feel like we didn't have time until we finish the integration or got very close to the end here of integration even look, we've put somebody in a job. We spend the time doing that and our model has always been, we're not that big right and so the free cash flow we could make out of our business could support just one of those things each year, if they were available. I don't necessarily think there's one of those available every single year. But there are a few out there, but you just have to be patient. We really tongue-in-cheek. We pursued this thing for a while and it took time to just find this moment. It's not a huge list.
Matthew Mishan
And then could maybe give some scale to the LVP versus the other category in the used business so we can understand a little bit of the headwind you're facing versus, I guess, is it something in which is -- or is it easily overcome?
Vivek Jain
It's getting close from a revenue perspective I think, little bit overcome it, it's 90/10-ish type situation or something like that. But you still make some money on the 10, so it hurts from an earnings perspective because you're not substituting with eco margin contributed stuff right out of on day one right. So it hurts economically even if it's manageable from a revenue perspective.
Matthew Mishan
Okay and then you typically give in like directionally forward EBITDA guidance on the third quarter call. And I do appreciate that you want some more visibility at this time. But can you go over some of the larger, but larger moving pieces that we should be thinking about into next year?
Vivek Jain
Sure. I mean I think we were trying to --we're trying to say our criteria for ourselves is can we grow the stuff that's the most differentiated. And so far it's getting back to normal consumables growth, with oncology is a portion of that and regular consumables are a portion of that. Then on the systems business revenue wise how much positive revenues do you have an LVP minus the negative of the PCA et cetera. Even though that may hurt from an earnings perspective. And in solutions, we tried to offer, we're judging ourselves by stability meaning we said a little bit below where we actually landed this quarter is where we thought things are.
I think that continues to be our view. That was our framework plus capital deployment, if any minus the negatives of getting back the supply chain cost. And the other things that we talked about in the last call.
Matthew Mishan
Okay and last one, then I am going to jump off. How our customers, kind of gearing up for USP 800 at this point? I think there are some delays and there's a language change. Have you seen it impact kind of the customer behavior and how they're looking to adopt it?
Vivek Jain
I think it's a different answer for different parts of the market. I think the customer base that we currently hold which I would call as kind of large institutions. They for the most part have recognized that this is coming a budget for it and have to operate within like a best-in-class environment for even their own clinician safety. And so we could sell every piece we could make to that. Audience, some states have delayed. There have been some language changes. The more local office, clinic stuff where the cost is additional et cetera probably we would expect to slow down a little bit. But that's not where really our business is tilted at the moment.
So that's a bit of tomorrow's problem because we think we have enough opportunity just to get the larger institutions that are in front of us.
End of Q&A
Operator
We have no further question at this time. I will now turn the call back to Mr. Vivek Jain for closing remarks.
Vivek Jain
Okay. Thanks everybody. It' is a quick call in Q3. We appreciate you joining us on Veterans Day here. For those who don't know, our office backs up to Camp Pendleton. And we see how hard and how serious the people who work there are. So we appreciate everything that they do. And we look forward to talking to everybody on our year-end call. Thanks very much.
Operator
Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.